                                                Filed pursuant to Rule 424(b)(1)
                                                     Registration No. 333-117331

                                   PROSPECTUS

                                3,687,183 SHARES

                                ATS MEDICAL, INC.

                               [ATS MEDICAL LOGO]

                                  COMMON STOCK

      3,687,183 shares of the common stock, $.01 par value, of ATS Medical, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

      Our common stock is traded on the Nasdaq National Market under the symbol "ATSI." On July 20, 2004, the last sale price of our common stock as reported on the Nasdaq National Market was $3.47 per share.

INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ATS MEDICAL, INC.
                         3905 Annapolis Lane, Suite 105
                          Minneapolis, Minnesota 55447
                                 (763) 553-7736

                 The date of this prospectus is July 22, 2004.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 3,687,183 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

      These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

      You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About this Prospectus.................................................      2

Forward-Looking Statements............................................      2

Risk Factors..........................................................      3

About ATS Medical, Inc. ..............................................      9

Selling Shareholders..................................................     10

Plan of Distribution..................................................     12

Experts...............................................................     13

Legal Matters.........................................................     13

Where You Can Find More Information...................................     13

                           FORWARD-LOOKING STATEMENTS

      This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                                  RISK FACTORS

      You should carefully consider the following risks before you decide to buy our common stock. You should also consider the information in this prospectus as well as the other documents incorporated by reference.

IF OUR HEART VALVE DOES NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE IN THE UNITED STATES, OUR OPERATING RESULTS WILL BE HARMED AND WE MAY NOT ACHIEVE PROFITABILITY.

      Our success will depend, in large part, on the medical community's acceptance of the ATS heart valve in the United Sates, which is the largest revenue market in the world for heart valves. The U.S. medical community's acceptance of the ATS heart valve will depend upon our ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of the ATS heart valve as compared to other prosthetic heart valves. We cannot predict whether the U.S. medical community will accept the ATS heart valve or, if accepted, the extent of its use. Negative publicity resulting from isolated incidents involving the ATS heart valve or other prosthetic heart valves could have a significant adverse effect on the overall acceptance of our heart valve. If we encounter difficulties developing a market for the ATS heart valve in the United States, we may not be able to increase our revenue enough to achieve profitability and our business and results of operations will be seriously harmed.

WE CURRENTLY RELY ON THE ATS HEART VALVE AS OUR SOLE SOURCE OF REVENUE. IF WE ARE NOT SUCCESSFUL IN SELLING THIS PRODUCT, OUR OPERATING RESULTS WILL BE HARMED.

      We have developed only one product, which is currently being sold primarily outside the United States. Even if we were to develop additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Therefore, we do not expect to be in a position to sell additional products in the foreseeable future. Adverse rulings by regulatory authorities, product liability lawsuits, the failure to achieve widespread U.S. market acceptance, the loss of market acceptance outside of the United States, or other adverse publicity may significantly and adversely affect our sales of the ATS heart valve, and, as a result, would adversely affect our business, financial condition and results of operations.

IN 2002 WE BEGAN USING A COMBINATION OF DIRECT SALES PERSONS AND INDEPENDENT MANUFACTURING REPRESENTATIVES TO SELL OUR VALVES IN THE UNITED STATES. IF OUR NEW U.S. SALES STRATEGY IS NOT SUCCESSFUL, WE WILL NOT BE ABLE TO CONTINUE OUR OPERATIONS AS PLANNED.

      Our sales approach for the sale of the ATS valve in the United States consists primarily of direct salespersons with a few independent manufacturer's representatives. We will need to continue to expend significant funds and management resources to develop and maintain this hybrid sales force. We believe there is significant competition for sales personnel and independent manufacturing representatives with the advanced sales skills and technical knowledge we need. If we are unable to recruit, retain and motivate qualified personnel and representatives, U.S. sales of the ATS valve could be adversely affected. The loss of key salespersons or independent manufacturer's representatives could have a material adverse effect on our sales or potential sales to current customers and prospects serviced by such salespersons or representatives. Further, we cannot assure the successful expansion of our network of independent manufacturer's representatives on terms acceptable to ATS, if at all, or the successful marketing of our products by our hybrid sales force. To the extent we rely on sales through independent manufacturer's representatives, any revenues we receive will depend primarily on the efforts of these parties. We do not control the amount and timing of marketing resources that these third parties devote to our product. If our U.S. sales strategy is not successful, we may be forced to change our U.S. sales strategy again. Any such change could disrupt sales in the United States. Further, any change in our U.S. sales strategy could be expensive and would likely have a material adverse impact on our results of operations.

WE CURRENTLY DEPEND ON THE MARKETING AND SALES EFFORTS OF INTERNATIONAL INDEPENDENT DISTRIBUTORS, AND OUR SALES HAVE BEEN CONCENTRATED IN THREE COUNTRIES.

      The ATS heart valve is sold internationally through independent distributors. The loss of an international distributor could seriously harm our business and results of operations if a new distributor could not be found on a timely basis in the relevant geographic market. We do not control the amount and timing of marketing resources that these third parties devote to our product. Furthermore, to the extent we rely on sales through independent distributors, any revenues we receive will depend primarily on the efforts of these parties.

WE ARE DEPENDENT UPON SALES OUTSIDE THE UNITED STATES, WHICH ARE SUBJECT TO A NUMBER OF RISKS INCLUDING A DROP IN SALES DUE TO CURRENCY FLUCTUATIONS.

      As of March 31, 2004, 64% of our net sales are derived from international operations. We expect that international sales will account for a substantial majority of our revenue until the ATS heart valve receives wider market acceptance from U.S. customers. Accordingly, any material decrease in foreign sales may materially and adversely affect our results of operations.

      We sell in U.S. dollars to most of our customers abroad. An increase in the value of the U.S. dollar in relation to other currencies can and has adversely affected our sales outside of the United States. In prior years, the decrease in sales was due primarily to the change in the value of the U.S. dollar against the Euro, as well as competitor price pressure. Our dependence on sales outside of the United States will continue to expose us to U.S. dollar currency fluctuations for the foreseeable future.

      Our future results of operations could also be harmed by risks inherent in doing business in international markets, including:

      - unforeseen changes in regulatory requirements and government health programs;

      -     weaker intellectual property rights protection in some countries;

      - new export license requirements, changes in tariffs or trade restrictions;

      -     political and economic instability in our target markets; and

      -     greater difficulty in collecting payments from product sales.

      In 2001, we experienced a slow collection of receivables from our Italian distributor. As a result, we ceased recognizing sales to this distributor upon shipment, and instead recognize sales to this distributor only upon receipt of payment. Slow payment of receivables by other international distributors, or the occurrence of any of the other factors listed above, could harm our ability to successfully commercialize our product internationally and could harm our business.

WE HAVE A HISTORY OF NET LOSSES. IF WE DO NOT HAVE NET INCOME IN THE FUTURE, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

      We are not currently profitable and have a very limited history of profitability. As of March 31, 2004, we had an accumulated deficit of $54.2 million. We expect to incur significant expenses over the next several years as we continue to devote substantial resources to the commercialization of the ATS heart valve in the United States. We will not generate net income unless we are able to significantly increase revenue from U.S. sales. If we continue to sustain losses, we may not be able to continue our business as planned.

THE MARKET FOR PROSTHETIC HEART VALVES IS HIGHLY COMPETITIVE, AND A NUMBER OF OUR COMPETITORS ARE LARGER AND HAVE MORE FINANCIAL RESOURCES. IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

      The market for prosthetic heart valves is highly competitive. We expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with us. Our primary competitor, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide mechanical heart valve market. Many of our competitors have long-standing FDA approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than we have. For example, many of our competitors have the ability, due to their internal carbon manufacturing facilities and economies of scale, to manufacture their heart valves at a lower cost than we can manufacture our ATS heart valve. Our primary competitor has recently used price as a method to compete in several international markets. If heart valve prices decline significantly we might not be able to compete successfully, which would harm our results of operations.

OUR FUTURE RESULTS WILL BE HARMED IF THE USE OF MECHANICAL HEART VALVES
DECLINES.

      Our business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently, there has been an increase in the use of tissue valves. We estimate that mechanical heart valves are currently being used in 40 to 65% of all heart valve replacements, depending on the geographic market, down from 65 to 75% about ten years ago. We believe the tissue manufacturers' claims of improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves.

NEW PRODUCTS OR TECHNOLOGIES DEVELOPED BY OTHERS COULD RENDER OUR PRODUCT OBSOLETE.

      The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances are also being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders the ATS heart valve noncompetitive or obsolete. This could materially harm our results of operations or force us to cease doing business altogether.

WE MAINTAIN A LARGE VOLUME OF INVENTORY, WHICH EXCEEDS THE CURRENT DEMAND FOR THE ATS HEART VALVE. IF SALES OF OUR PRODUCT DO NOT INCREASE, THE VALUE OF OUR INVENTORY COULD DECREASE SUBSTANTIALLY.

      We purchased pyrolytic carbon components under a long-term supply agreement with Carbomedics, Inc. (formerly Sulzer Carbomedics, Inc.) through June 2002 and we are required to resume purchases of such components in 2007. To date, our purchases of pyrolytic carbon components have exceeded our sales of the ATS heart valves. We currently have in inventory enough pyrolytic carbon components to satisfy our projected requirements through 2004. If we are unable to achieve widespread acceptance for the ATS heart valve or if competitive pressures result in price reductions, the value of the excess inventory would likely decrease, which could seriously harm our results of operations and financial condition. Because the pyrolytic carbon components are made to meet the unique specifications of the ATS heart valve, our inventory may have little, if any, value in the open market.

WE LICENSE PATENTED TECHNOLOGY AND OTHER PROPRIETARY RIGHTS FROM CARBOMEDICS. IF THESE AGREEMENTS ARE BREACHED OR TERMINATED, OUR RIGHT TO MANUFACTURE THE ATS HEART VALVE COULD BE TERMINATED.

      Under our carbon technology agreement with Carbomedics, we have obtained a license to use Carbomedics' pyrolytic carbon technology to manufacture components for the ATS heart valve. If this agreement is breached or terminated, we would be unable to manufacture our own product. If our inventory is exhausted and we do not have any other sources of carbon components, we would be forced to cease doing business.

A DELAY OR INTERRUPTION IN THE SUPPLY OF PYROLYTIC CARBON COMPONENTS COULD DELAY PRODUCT DELIVERY OR FORCE US TO CEASE OPERATIONS.

      We cannot be certain that, after our current inventory is exhausted, sufficient quantities of pyrolytic carbon components will be available to assemble the ATS heart valve. Other than our carbon facility, the only other FDA-approved alternate supplier of our pyrolytic carbon components is Carbomedics. Although we have a supply agreement with Carbomedics under which it agrees to supply us with a minimum annual number of pyrolytic carbon components in 2007 through 2011, the amounts available under this agreement are not expected to be sufficient to supply all of our needs for components in those years. If our inventory is exhausted and we are unable to manufacture carbon components or obtain them from other sources, we could be forced to reduce or cease operations.

BECAUSE WE LACK MANUFACTURING EXPERIENCE, WE MAY NOT REALIZE EXPECTED SAVINGS FROM MANUFACTURING OUR OWN PRODUCT. IN ADDITION, WE COULD EXPERIENCE PRODUCTION DELAYS AND SIGNIFICANT ADDITIONAL COSTS.

      Under our agreement with Carbomedics, we have been granted an exclusive worldwide license to manufacture pyrolytic carbon components for the ATS heart valve. We cannot be certain that our strategy to establish internal manufacturing capabilities will result in a cost-effective means for manufacturing the ATS heart valve. We have limited experience in manufacturing pyrolytic carbon. Although we have an FDA-approved carbon manufacturing facility, it is currently operating at the minimal level necessary to maintain the plant and our technical expertise in producing carbon components. In the future when we increase production at the plant we may encounter difficulties in maintaining and expanding our manufacturing operations, including problems involving:

      -     production yields;

      -     quality control;

      -     per unit manufacturing costs;

      -     shortages of qualified personnel; and

      - compliance with FDA and international regulations and requirements regarding good manufacturing practices.

      Difficulties encountered by us in establishing or maintaining a commercial-scale manufacturing facility may limit our ability to manufacture our heart valve and therefore could seriously harm our business and results of operations.

OUR BUSINESS COULD BE SERIOUSLY HARMED IF THIRD-PARTY PAYORS DO NOT REIMBURSE THE COSTS FOR OUR HEART VALVE.

      Our ability to successfully commercialize the ATS heart valve depends on the extent to which reimbursement for the cost of our product and the related surgical procedure is available from third-party payors, such as governmental programs, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and procedures that they consider are not cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of our product to obtain sufficient reimbursement from third-party payors would seriously harm our business and results of operations.

      In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. In addition, we have encountered price resistance from government-administered health programs. Significant changes in the health care system in the United States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our business and results of operations.

WE MAY FACE PRODUCT LIABILITY CLAIMS, WHICH COULD RESULT IN LOSSES IN EXCESS OF OUR INSURANCE COVERAGE AND WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

      The manufacture and sale of mechanical heart valves entail significant risk of product liability claims and product recalls. A mechanical heart valve is a life-sustaining device and the failure of any mechanical heart valve usually results in the patient's death or need for reoperation. A product liability claim or product recall, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We currently maintain product liability insurance coverage in an aggregate amount of $25 million. However, we cannot assure you that our current insurance coverage is adequate to cover the costs of any product liability claims made against us. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts. A product liability claim or product recall could also materially and adversely affect our ability to attract and retain customers.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

      Our success depends in part on our ability to maintain and enforce our patents and other proprietary rights. We rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology. These measures afford only limited protection and competitors may gain access to our intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could be costly and divert our attention from the growth of the business. We cannot assure you that our patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to our proprietary technology.

WE MAY BE SUED BY THIRD PARTIES WHICH CLAIM THAT OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS. ANY SUCH SUITS COULD RESULT IN SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR WE MIGHT BE PREVENTED FROM SELLING OUR PRODUCT.

      We may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business. In addition, intellectual property litigation or claims could force us to:

      - cease manufacturing and selling our product, which would seriously harm us;

      - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

      -     redesign our product, which could be costly and time-consuming.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH IS COSTLY, TIME CONSUMING AND CAN SUBJECT US TO UNANTICIPATED DELAYS.

      The ATS heart valve and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. We are required to:

      - maintain the approval of the FDA and international regulatory agencies to continue selling the ATS heart valve;

      - obtain the approval of international regulatory agencies in countries where the ATS heart valve is not yet marketed;

      - satisfy content requirements for all of our labeling, sales and promotional materials;

      -     comply with manufacturing and reporting requirements; and

      -     undergo rigorous inspections by these agencies.

      Compliance with the regulations of these agencies may delay or prevent us from introducing any new or improved products. Violations of regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, WHICH MAY RESULT IN LOSSES TO INVESTORS.

      Historically, the market price of our common stock has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted by the following:

      -     the success of our management in operating ATS effectively;

      - the failure of the ATS valve to gain market acceptance in the United States;

      - announcements of technical innovations or new products by our competitors;

      -     the status of component supply arrangements;

      -     changes in reimbursement policies;

      -     government regulation;

      -     developments in patent or other proprietary rights;

      - public concern as to the safety and efficacy of products developed by us or others; and

      -     general market conditions.

      In addition, due to one or more of the foregoing factors, in future years, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected. Finally, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE AND COULD DELAY OR PREVENT A TAKEOVER OF OUR COMPANY.

      Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include the following:

      -     No cumulative voting by shareholders for directors;

      - The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

      - The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

      -     The ability of our board to amend the bylaws; and

      - Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock.

                             ABOUT ATS MEDICAL, INC.

      ATS Medical, Inc. is a Minnesota corporation founded in June, 1987. We manufacture and market a mechanical bileaflet heart valve with a unique open pivot design. Our valve is used to treat heart valve failure caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects. Mechanical heart valves have been in use since the early 1960s.

      The ATS Open Pivot(R) mechanical heart valve (the "ATS Open Pivot(R) MHV") is designed to be an evolutionary improvement upon currently available mechanical heart valves by incorporating a pivot consisting of protruding spheres upon which the leaflets of the valve pivot to open and close. We began selling the ATS Open Pivot(R) MHV in international markets in 1992. In October 2000, we received FDA approval to sell the ATS Open Pivot(R) MHV in the United States.

      Our principal executive offices are located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447 and our telephone number is (763) 553-7736.

                              SELLING SHAREHOLDERS

      The shares listed below were acquired by the selling shareholders pursuant to Stock Purchase Agreements, dated June 24, 2004, between each selling shareholder and us. The Stock Purchase Agreements contained customary representations and warranties of the Company and each purchaser, as well as a covenant by the Company to register the resale of the shares being purchased thereunder pursuant to a registration statement on Form S-3. The sale by ATS and purchase by the selling shareholders of the shares listed below was completed on June 28, 2004. The purchase price was $3.55 per share. The shares of our common stock held by the selling shareholders are being registered for resale by the selling shareholders from time to time. See "Plan of Distribution." As of July 20, 2004, 30,698,789 shares of our common stock were issued and outstanding.

      The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus. Each of the selling shareholders listed below has certified that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

                                                      NUMBER OF             MAXIMUM             NUMBER OF
                                                      SHARES OF            NUMBER OF             SHARES OF
                                                     COMMON STOCK         SHARES TO BE         COMMON STOCK
                                                     BENEFICIALLY         SOLD PURSUANT        BENEFICIALLY
                                                     OWNED PRIOR TO          TO THIS          OWNED AFTER THE
                      NAME                           THE OFFERING         PROSPECTUS(1)         OFFERING(2)
------------------------------------------------    ---------------      ---------------     ----------------
AS Capital Partners, LLC(3)                                  70,422               70,422                    0
Basso Equity Opportunity Holding Fund Ltd.(4)                38,000               38,000                    0
Basso Multi-Strategy Holding Fund Ltd.(5)                   102,000              102,000                    0
Capital Ventures International(6)                           200,000              200,000                    0
Deephaven Small Cap Growth Fund LLC(7)                      563,380              563,380                    0
Deerfield Intl. LTD(8)                                      200,000              200,000                    0
Deerfield Partners, L.P.(9)                                 200,000              200,000                    0
Galleon Healthcare Offshore, LTD.(10)                        89,000               89,000                    0
Galleon Healthcare Partners, LP.(11)                         11,000               11,000                    0
Global Bermuda Limited Partnership(12)                       40,000               40,000                    0
Iroquois Capital, LP(13)                                    281,690              281,690                    0
Lakeshore International, Ltd(14)                            160,000              160,000                    0
Special Situations Cayman Fund, L.P.(15)                    250,000              250,000                    0
Special Situations Fund III, L.P.(15)                       750,000              750,000                    0
Special Situations Private Equity Fund, L.P.(15)            300,000              300,000                    0
Truk International Fund, LP(16)                              19,718               19,718                    0
Truk Opportunity Fund, LLC(17)                              261,973              261,973                    0
UBS O'Connor LLC f/b/o O'Connor PIPES
Corporate Strategies Master LTD.(18)                        150,000              150,000                    0
                                                    ---------------      ---------------     ----------------
TOTAL                                                     3,687,183            3,687,183                    0

      (1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

      (2)   Assumes the sale of all of the shares offered by this prospectus.

      (3) Mr. Michael Coughlan, Managing Member of AS Capital Partners, LLC, has voting control and dispositive power over the securities held by AS Capital Partners, LLC.

      (4) Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Equity Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

      (5) Basso Asset Management, L.P. ("Basso") is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

      (6) Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

      (7) Deephaven Small Cap Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC.

      (8) Deerfield Management Company is the investment advisor to Deerfield International Limited and exercises voting and investment power with respect to the securities held by Deerfield International Limited. Snider Management is the general partner of Deerfield Management Company, and Arnold H. Snider is the President of Snider Management.

      (9) Deerfield Capital, L.P. is the investment advisor to Deerfield Partners, L.P. and exercises voting and investment power with respect to the securities held by Deerfield Partners, L.P. Snider Capital is the general partner of Deerfield Capital, L.P. and Arnold
            H. Snider is the President of Snider Management.

      (10) Mr. Raj Rajaratnam, director of Galleon Healthcare Offshore, LTD., has voting control and dispositive power over the securities held by Galleon Healthcare Offshore, LTD.

      (11) Mr. Raj Rajaratnam, Managing Member of Galleon Advisors, LLC, which is the General Partner of Galleon Healthcare Partners, LP., has voting control and dispositive power over the securities held by Galleon Healthcare Partners, LP.

      (12) Global Capital Management, Inc. ("Global Capital"), a Delaware corporation, is the general partner of Global Bermuda Limited Partnership. John D. Brandenborg and Michael J. Frey are the sole shareholders of Global Capital. As such, each of Global Capital, Mr. Brandenborg and Mr. Frey has dispositive power and voting control over these securities, but each disclaims beneficial ownership of these securities.

      (13) Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP.

      (14) Hunter Capital Management, L.P. ("Hunter Capital"), a Delaware limited partnership, is the Investment Manager to Lakeshore International, Ltd. EBF & Associates, LP ("EBF"), a Delaware limited partnership, is the general partner of Hunter Capital and Global Capital Management, Inc. ("Global Capital"), a Delaware corporation, is the general partner of EBF. John D. Brandenborg and Michael J. Frey are the sole shareholders of Global Capital. As such, each of Hunter Capital, EBF, Global Capital, Mr. Brandenborg and Mr. Frey has dispositive power and voting control over these securities, but each disclaims beneficial ownership of these securities.

      (15) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, L.L.C., and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

      (16) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling shareholder.

      (17) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling shareholder.

      (18) UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Master LTD. is a fund managed by USB O'Connor LLC, which is a wholly owned subsidiary of UBS AG. UBS AG is a publicly held company listed on the New York Stock Exchange.

                              PLAN OF DISTRIBUTION

      We are registering these shares on behalf of the selling shareholders.
As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

      The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

      The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

      The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that Rule.

      Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                     EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2003, as set forth in its report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on its authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding the Company, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling shareholders sell all of the shares or the earlier termination of this offering:

            - our annual report on Form 10-K for the fiscal year ended December 31, 2003;

            - our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004;

            -     our current report on Form 8-K filed on June 28, 2004; and

            - the description of our common stock contained in the registration statement on Form 8-A filed on May 8, 1990, including any amendments or reports filed for the purpose of updating that description.

       You may request a free copy of any of the above filings by writing or calling: Deborah K. Chapman, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, MN 55447, (763) 553-7736.

       You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                3,687,183 SHARES

                                ATS MEDICAL, INC.

                                  COMMON STOCK

                               [ATS MEDICAL LOGO]

                               ___________________

                                   PROSPECTUS
                               ___________________

                                 July 22, 2004